Exhibit 5.1

August 1, 2025

EON Resources Inc.

3730 Kirby Drive

Suite 1200

Houston, TX 77098

Re:	Registration Statement on Form S-1 of EON Resources Inc.

Ladies and Gentlemen:

We have acted as counsel to EON Resources Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering for resale of up to an aggregate 17,498,000 shares of the Company’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), consisting of: (i) up to 10,000,000 shares of Class A Common Stock (the “ELOC Shares”) that the Company may sell to White Lion Capital, LLC (“White Lion”), from time to time at the Company’s sole discretion, pursuant to the common stock purchase agreement dated October 17, 2022 (as amended, the “Common Stock Purchase Agreement”), (ii) 2,000,000 shares of Class A Common Stock (the “SJ Shares”) that were previously issued to FK Venture LLC in consideration of (A) certain South Justis Field Assets purchased by the Company pursuant to a Purchase and Sale Agreement (“PSA”) dated June 17, 2025 by the Company and the Sellers named therein and (B) services pursuant to a Master Services Agreement executed contemporaneously with the PSA (the “MSA”), (iii) 76,300 shares (the “Howie Shares”) of Class A Common Stock issued to Howie Energy Holdings, LLC for services to the Company, (iv) 22,500 shares of Class A Common Stock (the “Windspeaker Shares”) issued to Windspeaker Limited for services to the Company, (v) up to 2,400,000 shares of Class A Common Stock (the “Note Shares”) which may be issued to White Lion upon conversion of a convertible promissory note in the principal amount of $600,000 issued by the Company to White Lion on July 11, 2025 (the “Note”) pursuant to a Note Purchase Agreement dated July 11, 2025 (the “NPA”), and (vi) up to 3,000,000 shares of Class A Common Stock (the “Exchange Note Shares”) which are issuable upon exercise of $5,600,000 in convertible promissory notes (the “Exchange Notes”) originally issued by the Company to certain investors between November 2024 and May 2025 and which have been subsequently purchased by White Lion from such investors, including from the Company’s CFO and a board member of the Company, in private sales transactions, each for the account of the persons listed as selling stockholders identified in the Registration Statement (the “Selling Securityholders”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

EON Resources Inc. August 1, 2025 Page 2

In our capacity as corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement (including the prospectus contained therein);

2.	the Second Amended and Restated Certificate of Incorporation of the Company, as amended;

3.	the Amended and Restated Bylaws of the Company, as amended;

4.	the Common Stock Purchase Agreement;

5.	Amendment No. 1 to the Common Stock Purchase Agreement, dated March 7, 2024, by and between the Company and White Lion Capital, LLC and Amendment No. 2 to the Common Stock Purchase Agreement, dated June 17, 2024 by and between the Company and White Lion Capital, LLC;

6.	the PSA;

7.	the MSA;

8.	the Independent Contractor Agreement by and between the Company and Howie Energy Holdings, LLC dated October 18, 2024 for strategic services, pursuant which the Company agreed to issue $15,000 in shares of Class A Common Stock per month in return for various strategic services;

9.	the letter agreement with Windspeaker Limited for Windspeaker Limited to serve as a non-exclusive financial advisor to the Company with respect to M&A opportunities, public relations, business planning and the sale of equity or debt securities;

10.	the Note and the NPA;

11.	the Exchange Notes and the transfer agreements between the original Exchange Note holders and White Lion; and

12.	certain Unanimous Written Consents of the Board of Directors of the Company and resolutions of the Board of Directors of the Company authorizing the transactions relating to the Common Stock Purchase Agreement, the PSA, the MSA, the Independent Contractor Agreement, the letter agreement, the Note, the NPA, and the Exchange Notes, including the issuance of shares of Class A Common Stock thereunder.

EON Resources Inc. August 1, 2025 Page 3

In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). In addition, we have assumed and not verified the accuracy as to the factual matters of each document we have reviewed and the accuracy of, and each applicable party’s full compliance with, any representations and warranties contained therein. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Accordingly, we are relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties set forth in the documents we have reviewed.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	Each of the SJ Shares, the Howie Shares, and the Windspeaker Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable;

2.	The ELOC Shares issuable in accordance with the Common Stock Purchase Agreement have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor in accordance with the terms of the Common Stock Purchase Agreement, will be validly issued, fully paid and non-assessable

3.	The shares issuable upon the conversion of the Notes and the Exchange Notes have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor upon conversion of the Notes and the Exchange Notes, as applicable, in accordance with the terms of the Notes and the Exchange Notes, as applicable, will be validly issued, fully paid and non-assessable.

Our opinion is limited to applicable statutory provisions of the Delaware General Corporation Law (the “DGCL”) and the reported judicial decisions interpreting those laws, and federal laws of the United States of America to the extent referred to specifically herein. We are generally familiar with the DGCL as currently in effect and the judicial decisions thereunder and have made such inquiries and review of matters of fact and law as we determined necessary to render the opinions contained herein. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ PRYOR CASHMAN LLP